Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Co-Diagnostics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-270628, 333-226835, 333-237684 and 333-269350) on Forms S-3 and S-8 of Co-Diagnostics, Inc. of our report dated March 14, 2024 with respect to the consolidated balance sheets of Co-Diagnostics, Inc. as of December 31, 2023, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2023 annual report on Form 10-K of Co-Diagnostics, Inc.

/s/ Tanner LLC

Salt Lake City, Utah

March 14, 2024